Prospectus Supplement No. 2

Filed Pursuant to Rule 424(b)(3)

File No. 333-235695

Prospectus Supplement No. 2 Dated January 24, 2020

To Prospectus Dated January 15, 2020

This prospectus supplement No.2 supplements the prospectus dated January 15, 2020 relating to the offering and sale by Aytu BioScience, Inc. (“Aytu”) of shares of its common stock relating to the potential merger with Innovus Pharmaceuticals, Inc. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. Any statement contained in the prospectus shall be deemed to be modified or superseded to the extent that information in this prospectus supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this prospectus supplement.

This prospectus supplement is being filed to update and supplement the information in the prospectus with our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2020

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 26 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction described in the Prospectus or determined whether the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus supplement is January 24, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2020

AYTU BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38247	47-0883144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206

Englewood, CO 80112

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (720) 437-6580

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AYTU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

The special meeting of stockholders for Aytu BioScience, Inc. (the “Company”) was held on January 24, 2020. Of the 20,733,052 shares outstanding on the record date for the meeting, a total of 16,679,856 shares were present or represented at the meeting. The matters voted on as described in the Company’s definitive proxy statement, as filed on December 23, 2019, and the results of the votes are as follows:

1.	The “Nasdaq Rule 5635(d) Proposal” described in the Company’s definitive proxy statement was approved with 9,173,191 votes in favor, 267,716 votes against and 55,392 abstentions. The number of broker non-votes was 7,183,557.
2.	The “Conversion Proposal” described in the Company’s definitive proxy statement was approved with 9,183,745 votes in favor, 268,340 votes against and 44,214 abstentions. The number of broker non-votes was 7,183,557.
3.	The “Authorized Share Increase Proposal” described in the Company’s definitive proxy statement was approved with 14,853,035 votes in favor, 1,755,451 votes against and 71,370 abstentions.
4.	The proposal to approve the adjournment of the Special Meeting, if necessary, to continue to solicit votes for the Nasdaq Rule 5635(d) Proposal and/or the Authorized Share Increase Proposal was approved with 14,984,656 votes in favor, 1,579,227 votes against and 115,973 abstentions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYTU BIOSCIENCE, INC.

Date:	January 24, 2019	By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Chief Executive Officer

2